Exhibit 5.4

Your Reference
Our Reference JGE/609558.2708789

CBRE Group, Inc. CBRE Services, Inc. 400 South Hope Street 25th Floor Los Angeles California 90017	Gowling WLG (UK) LLP 4 More London Riverside London SE1 2AU

18 March 2021

Ladies and Gentlemen,

Notes Offering of 2.5% Senior Notes due 2031

We have acted as special English legal advisers to CB/TCC Global Holdings Limited (company no: 5972504), a company incorporated with limited liability in England and Wales (the “UK Subsidiary Guarantor”), in connection with the Registration Statement on Form S-3 (Registration No. 333-251514) (the “Registration Statement”) including the prospectus constituting a part thereof dated December 18, 2020, and the prospectus supplement dated as of March 15, 2021 (collectively, the “Prospectus”) filed with the United States Securities and Exchange Commission (the “SEC”) under a U.S. statute, the Securities Act of 1933, as amended, by CBRE Group, Inc. (the “Parent”), CBRE Services, Inc. (the “Issuer”) and certain subsidiaries of the Issuer, of which the UK Subsidiary Guarantor is one (together with the Parent, the “Guarantors”), relating to the offering by the Issuer of US$500,000,000 aggregate principal amount of Senior Notes due 2031 (the “Notes”), which will be wholly and unconditionally guaranteed, jointly and severally, on a senior basis as to the payment of principal and interest, by the Guarantors, including the UK Subsidiary Guarantor (each a “Guarantee,” collectively, the “Guarantees”). The Notes and the Guarantees will be issued under an indenture dated as of March 14, 2013 (the “Base Indenture”) among the Parent, the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) as amended and supplemented by the seventh supplemental indenture dated as of March 18, 2021 (the “Seventh Supplemental Indenture”) among the Issuer, the Guarantors and the Trustee.

A.	DOCUMENTS

1.	In arriving at the opinions expressed below, we have examined copies of:-

(a)	the documents listed in Schedule 1 to this letter; and

(b)

such corporate documents and records of the UK Subsidiary Guarantor and such other instruments and certificates of public officials, officers and representatives of the UK Subsidiary Guarantor and other persons, in each case as we have deemed appropriate as a basis for such opinions, as listed in Schedule 2 to this letter.

2.	In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry:-

(a)	the authenticity of all documents submitted to us as originals;

T +44 (0) 870 903 1000 F +44 (0) 0870 1099 www.gowlingwlg.com	Gowling WLG (UK) LLP is a limited liability partnership registered in England and Wales under registration number 0C304378 and is authorised and regulated by the Solicitors Regulation Authority. A list of members may be inspected at 4 More London Riverside, London SE1 2AU, its registered office.

(b)	the genuineness of all signatures on all documents that we examined;

(c)	the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies; and

(d)	the additional assumptions and qualifications set out in Schedule 3 to this letter.

B.	OPINIONS

Based upon and subject to the foregoing, we are of the opinion that:

1	The UK Subsidiary Guarantor:-

(a)	was incorporated and exists as a company with limited liability under English law,

(b)	has the requisite corporate power to execute and deliver the Seventh Supplemental Indenture and to perform the obligations it is expressed to assume thereunder,

(c)	has taken all necessary corporate action to authorise the execution, delivery and performance by it of the Seventh Supplemental Indenture (by way of supplement to the Base Indenture); and

(d)	has duly executed and delivered the Seventh Supplemental Indenture (by way of supplement to the Base Indenture).

2

The execution and delivery by the UK Subsidiary Guarantor of the Seventh Supplemental Indenture (by way of supplement to the Base Indenture) and the performance of its obligations thereunder will not breach any terms of (1) its memorandum and articles of association or (2) any law or regulation having the force of law in England and Wales and of general application by which the UK Subsidiary Guarantor is bound.

C.	SCOPE

1

This opinion is confined to matters of English law in force at the date of this opinion as applied and interpreted by the English Courts as at the date of this opinion and on the assumption that the English courts have jurisdiction. By giving this opinion, we do not assume any obligation to notify you of any future changes in law which may affect the opinions expressed in this opinion or otherwise to update this opinion in any respect.

2	If a question arises in relation to a cross-border transaction, it may not be the English courts which decide that question and English law may not be used to settle it.

3

We express no opinion on, and have taken no account of, the laws of any jurisdiction other than England and Wales. In particular, we express no opinion as to the interpretation of the Seventh Supplemental Indenture. To the extent the laws or insolvency procedures or processes of any other jurisdiction (including, but not limited to the laws of the State of New York, USA) may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws, insolvency procedures and processes.

4	We express no opinion as to:

(a)	matters of fact;

(b)	the commercial desirability or reasonableness of any terms of the Seventh Supplemental Indenture;

(c)	whether the Seventh Supplemental Indenture breaches any other agreement or instrument; or

(d)

the non-contractual obligations of any party to the Seventh Supplemental Indenture, irrespective of whether the non-contractual obligations may derive from or relate to the entering into, the performance or otherwise of the Seventh Supplemental Indenture;

(e)	any liability to tax that may arise or be suffered as a result of or in connection with the Seventh Supplemental Indenture.

5

Our opinion is limited to the matters expressly stated in Part B (Opinions), and it is not to be extended by implication. In particular, we express no opinion on the accuracy of the assumptions contained in Schedule 3 (Assumptions and Qualifications) to this opinion. Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be impliedly restricted by it. Paragraph headings are to be ignored when construing this opinion.

6	Our opinion is intended solely for use in connection with the offering of the Notes pursuant to the Registration Statement and is not to be relied upon for any other purpose.

7

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to a Current Report on Form 8-K of the Parent filed with the SEC and to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein.

8

This opinion has been prepared by Gowling WLG (UK) LLP. No member, employee or consultant, or former member, employee or consultant, of Gowling WLG (UK) LLP has any liability in any individual capacity for this opinion or any of its contents.

Yours faithfully

/s/ Gowling WLG (UK) LLP

Gowling WLG (UK) LLP

Schedule 1

DOCUMENTS

1	A copy of the Base Indenture.

2	A copy of the Seventh Supplemental Indenture.

3	A copy of the Registration Statement.

Schedule 2

FILINGS, RECORDINGS AND OTHER DOCUMENTS

Part 1 – Background Documents

1

A copy of the UK Subsidiary Guarantor’s certificate of incorporation (and certificate of incorporation on change of name) and memorandum and articles of association, each certified by its company secretary;

2	A copy of the unanimous resolutions of the board of directors of the UK Subsidiary Guarantor passed on March 10, 2021 each certified by its company secretary;

3	A copy of a Secretary’s Certificate of the UK Subsidiary Guarantor dated as of March 18, 2021; and

4	A ‘certificate of good standing’ in respect of the UK Subsidiary Guarantor issued by Companies House on 9 January 2021,

(together the “Background Documents”).

Part 2 – Searches

1	An online search in respect of the UK Subsidiary Guarantor at Companies House using its database (Companies House Service) on 17 March 2021 (the “Company Searches”); and

2

A telephone enquiry (being timed at 2:45 pm) in respect of the UK Subsidiary Guarantor at the central registry of winding-up petitions at the High Court, London on 17 March 2021 (the “Winding-Up Enquiries”).

Schedule 3

ASSUMPTIONS AND QUALIFICATIONS

Assumptions

This opinion is based on the following assumptions:

1	Status of the UK Subsidiary Guarantor

The information provided by the Searches is complete, accurate and up-to-date. We have undertaken no searches other than those listed in Part 2 of Schedule 2.

2	Execution of the Base Indenture by the UK Subsidiary Guarantor

2.1	No document has been executed by the UK Subsidiary Guarantor since the date of the Base Indenture which affects the legality, validity or enforceability of the Base Indenture.

2.2

No resolutions of the Directors of the UK Subsidiary Guarantor have been passed since the date of the Base Indenture revoking the authority of the UK Subsidiary Guarantor to execute the Base Indenture.

3	Execution of the Seventh Supplemental Indenture by the UK Subsidiary Guarantor

3.1	The Background Documents are complete, accurate and up-to-date and no amendments have been made.

3.2

The unanimous resolutions of the directors of the UK subsidiary Guarantor referred to in part 1 of Schedule 2 were duly passed by the directors concerned. In passing each of those resolutions, each of the directors concerned was acting in a way which they considered, in good faith, would be most likely to promote the success of the UK Subsidiary Guarantor for the benefit of its members as a whole and in compliance with that director’s other duties contained in Chapter 2 of Part 10 of the Companies Act 2006 and under all applicable laws. Each of those resolutions is in full force and effect without modification.

3.3	Each director of the UK Subsidiary Guarantor has declared, in accordance with section 177 of the Companies Act 2006 and the articles of association of the UK Subsidiary Guarantor:-

(a)	any interest which that director may have in the transactions contemplated by the Seventh Supplemental Indenture; and

(b)	any conflict of interest which that director may have in relation to or arising from the transactions contemplated by the Seventh Supplemental Indenture,

in each case as set out in the board minutes of the UK Subsidiary Guarantor referred to in part 1 of Schedule 2.

3.4

Each director of the UK Subsidiary Guarantor has obtained authorisation, in accordance with section 175 of the Companies Act 2006 and the articles of association of the UK Subsidiary Guarantor, of any conflict of interest which that director may have in relation to or arising from the transactions contemplated by the Seventh Supplemental Indenture to which:

(a)	any other company; or

(b)	that director or any person connected (as defined in section 252 of the Companies Act 2006) with that director,

is a party, in each case as set out in the unanimous resolutions of the directors of the UK Subsidiary Guarantor referred to in part 1 of Schedule 2.

3.5

No insolvency proceedings (which include those relating to bankruptcy, liquidation, administration, administrative receivership, moratorium, compromise, arrangement, reconstruction, amalgamation and reorganisation) are in force, or have been commenced, in relation to the UK Subsidiary Guarantor in any jurisdiction.

3.6

The persons who purported to execute the Seventh Supplemental Indenture on behalf of the UK Subsidiary Guarantor were the persons authorised to do so in the board minutes described in part 1 of Schedule 2, and the signatures of those persons authorised to sign the Seventh Supplemental Indenture (including any electronic signatures) are the authentic signatures of those persons and they have the full legal capacity as individuals (as opposed to in any corporate capacity) to execute the Seventh Supplemental Indenture.

3.7

The Seventh Supplemental Indenture, including (without limitation) any provision/agreement on governing law contained in it, is a valid and binding agreement of the parties to the Seventh Supplemental Indenture (other than the UK Subsidiary Guarantor).

3.8	All signatures (including electronic signatures), stamps and seals on all original or copy documents are genuine and authentic.

3.9

Where a signature (including any electronic signature) has been witnessed, the witness was in the physical presence of the signatory at the time of signing, was not under the age of 18, had full mental capacity and was not otherwise a signatory to that document.

3.10

All documents submitted to us as originals are authentic and complete and all documents submitted to us as certified, conformed, pdf or other form of copy documents are complete and conform to authentic originals. There has been no variation, waiver or discharge of any of the provisions of the Seventh Supplemental Indenture.

3.11

The UK Subsidiary Guarantor is able to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) at the time of entering into the Seventh Supplemental Indenture and will not as a consequence of doing so, become unable to pay its debts. Neither the UK Subsidiary Guarantor nor any other person has passed a resolution for its winding-up or dissolution or taken any steps (including without limitation making any petition or application or giving any notice) for its winding-up or for the appointment of an administrator (whether out of court or otherwise), an administrative receiver or receiver in relation to it or any of its respective assets or revenue. No analogous procedure or step has been taken in any jurisdiction in relation to the UK Subsidiary Guarantor.

3.12	The UK Subsidiary Guarantor is solvent both on a balance sheet and on a cash-flow basis, and will remain so immediately after the Indenture has been executed.

3.13	There are no other facts relevant to this opinion that do not appear from the Seventh Supplemental Indenture or any of the documents, searches and enquiries referred to in Schedule 2.

3.14

No consents, licences, approvals or authorisations of any governmental, judicial body, regulatory authority, securities exchange or other authority or agency in each case in the United Kingdom are required by law or regulation by any of the parties to the Seventh Supplemental Indenture (other than the UK Subsidiary Guarantor) in respect of them entering into the Seventh Supplemental Indenture.

3.15	The Seventh Supplemental Indenture is not subject to any escrow or similar arrangement.

3.16	The Seventh Supplemental Indenture has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto.

3.17

There has been no bad faith or fraud, misrepresentation, coercion, duress or undue influence on the part of any of the parties to the Seventh Supplemental Indenture and on those parties’ respective directors, employees, agents, consultants or advisers and no party to the Seventh Supplemental Indenture has entered into it on the basis of a mistake of fact or law or believing that the Seventh Supplemental Indenture is fundamentally different in substance or in kind from what it is.

3.18

Save to the extent referred to in the opinion in paragraph 2 of Part B in relation to the UK Subsidiary Guarantor, no provision of the Seventh Supplemental Indenture breaches any other agreement or instrument binding on the UK Subsidiary Guarantor or its assets.

3.19

All consents, approvals, notices, filings, recordings, publications and registrations which are necessary under any applicable laws or regulations (other than the laws of England and Wales) in order to permit the execution, delivery or performance of the Seventh Supplemental Indenture by each of the parties to the Seventh Supplemental Indenture, or to protect or preserve any of the interests created by the Seventh Supplemental Indenture, have been made or obtained within the period permitted by such laws or regulations.

3.20

The UK Subsidiary Guarantor maintains and will continue to maintain at all times its centre of main interests, including (without limitation) its headquarters and administrative functions in England and Wales for the purposes of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 and as amended by the Insolvency (Amendment) (EU Exit) Regulations SI 2019/14 (as amended by the Insolvency (Amendment) (EU Exit) (No. 2) Regulations 2019/1459 and the Insolvency (Amendment) (EU Exit) Regulations 2020/647) (together the “UK EU Exit Insolvency Laws”).

3.21	No law of any jurisdiction other than England and Wales has any bearing on the opinions contained in Part B (Opinions).

3.22

The parties to the Seventh Supplemental Indenture and all persons and parties conducting business in connection with them have complied (and will continue to comply) with all applicable sanctions, financial crime anti-terrorism, anti-corruption, anti-money laundering and human rights laws, regulations and reporting requirements, and that there is nothing in the transactions contemplated by the Seventh Supplemental Indenture that is or becomes inconsistent with all such laws and regulations or any sanctions administered, issued, enacted or enforced by the governments, official institutions or agencies of any country or area, including the United States of America, the United Kingdom, the European Union or by the Security Council of the United Nations.

4	Parties other than the UK Subsidiary Guarantor

4.1	The Indenture has been duly authorised, executed and delivered by all persons who are expressed to be parties to it other than the UK Subsidiary Guarantor.

4.2

Each other party to the Indenture (other than the UK Subsidiary Guarantor) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Indenture and is not controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001, or under the Treaty establishing the European Community, or is otherwise the target of any such sanctions.

5	Other facts

There are no other facts relevant to this opinion that do not appear from the documents and Searches referred to in part 2 in Schedule 2 and the information revealed by the Company Searches and Winding Up Enquiries was and remains accurate in all respects. Save for those listed in Schedule 1, there is no other agreement, instrument or other arrangement between any of the parties to Seventh Supplemental Indenture which modifies or supersedes any of the Agreements

Qualifications

This opinions in Part B are subject to the following qualifications:

1	STATUS OF THE UK SUBSIDIARY GUARANTOR

1.1	The Company Searches are not capable of revealing conclusively whether or not:

(a)	a winding up order has been made or a resolution passed for the winding up of a company/entity; or

(b)	an administration order has been made; or

(c)

a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company/entity immediately.

1.2

In addition, the Company Searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented.

1.3	The Winding Up Enquiries relate only to:

(a)	a compulsory winding up;

(b)	a moratorium under Part A1 Insolvency Act 1986;

(c)	a restructuring plan under Part 26A Companies Act 2006; and

(d)

(i) a notice of intention to appoint an administrator, (ii) notice of appointment of an administrator, (iii) application for the making of an administration order and (iv) administration order (in each case to the extent presented to, filed at or originating from the Business and Property Courts of England and Wales located at the Royal Courts of Justice, Rolls Building, London, in Birmingham, Bristol, Leeds, Liverpool, Manchester, Newcastle and in Wales),

and are not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up, a moratorium under Part A1 Insolvency Act 1986, a restructuring plan under Part 26A Companies Act 2006, or (i) a notice of intention to appoint an administrator, (ii) notice of appointment of an administrator, (iii) application for the making of an administration order and/or (iv) administration order has been presented, filed or issued, since its details may not have been entered on the records of the CE File at the Insolvency and Companies List, Royal Courts of Justice, Rolls Building, London, or the Central Registry of Winding Up Petitions immediately, or in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of approximately three years prior to the date when the enquiry was made.

1.4

The UK Subsidiary Guarantor may be subject to insolvency proceedings in a jurisdiction outside of England and Wales depending on the laws and rules applicable to that jurisdiction and these insolvency proceedings may not be filed at either Companies House or the Central Registry of Winding Up Petitions listed in part 2 of Schedule 2 5 or any other District Registries or County Court of England and Wales. We have not searched any equivalent company registers or court information in any other jurisdiction. Accordingly, our searches and enquiries will not identify any insolvency proceedings commenced in another jurisdiction

2	INSOLVENCY

2.1

If the centre of main interests (as referred to in the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Insolvency Regulation”)) of the UK Subsidiary Guarantor is not in the United Kingdom (and we give no opinion on this matter), the courts of England will not have the ability to open “main” insolvency proceedings in the United Kingdom (and if such person does not have an establishment (as referred to in the Insolvency Regulation) in the United Kingdom (and we give no opinion on this matter), the courts of England will not have the ability to open “secondary” insolvency proceedings in the United Kingdom) in respect of the UK Subsidiary Guarantor under the Insolvency Regulation. Under English law there is a rebuttable presumption that if the company has its registered office in a particular jurisdiction its centre of main interests will be deemed to be there (providing the registered office has not been moved within the three-month period prior to the request to open proceedings). As administration is a “main” insolvency proceeding under the Insolvency Regulation, it is unlikely that a person with a centre of main interests outside of the United Kingdom will be subject to United Kingdom administration.

2.2

This opinion and the parties’ rights under the Seventh Supplemental Indenture are subject to laws affecting creditors’ rights generally, such as those relating to insolvency (which includes bankruptcy, liquidation, administration, administrative receivership, reorganisation, reconstruction, moratorium, compromise, arrangement, amalgamation and other analogous circumstances), laws relating to reorganisation and other laws of general application and general equitable principles relating to or affecting the rights of creditors and any applicable public policy principles. These laws can apply to companies incorporated outside England, as well as to those incorporated in England.

2.3	In particular, on an insolvency:

(a)

contractual and other personal rights will abate pari passu with all similar rights, and contractual provisions which would conflict with this principle (such as a pro rata sharing clause) are ineffective;

(b)	transactions entered into in the period before the insolvency starts (that period generally being no longer than two years) may be set aside in certain circumstances; and

(c)	the ability of the Trustee to enforce any guarantee under the Guarantee may be subject to limitations.

2.4	Any provision in the Indenture which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

3.	EXECUTION

3.1

In the case of R (on the application of Mercury Tax Ltd) v Revenue and Customs Commissioners [2008] EWHC 2721, Underhill J. made certain obiter dicta to the effect that the practice of signing a signature page taken from a draft version of a document, and subsequently attaching the signature page to the final version of that document, might cause the document to be invalidly executed, notwithstanding that the attaching of the signature page to the final version of the document was authorised by the signatory. Therefore, if the signature page to the Seventh Supplemental Indenture signed by a party to the Seventh Supplemental Indenture was taken from a draft version of the the Seventh Supplemental Indenture and was attached to the final version of the Seventh Supplemental Indenture after being signed by such party, it is possible that an English court might hold that the Seventh Supplemental Indenture was invalidly executed by such party.